UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2018

HOUSTON WIRE & CABLE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-52046	36-4151663
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

10201 North Loop East
Houston, TX	77029
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:   (713) 609-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule  405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer and Principal Accounting Officer

On April 13, 2018, Houston Wire & Cable Company (the “Company”) announced that Christopher M. Micklas will join the Company on April 16, 2018 as Vice President and Chief Financial Officer. Mr. Micklas also will serve as the Company’s principal accounting officer. As previously reported, Nicol G. Graham, the Company’s current Chief Financial Officer and principal accounting officer, announced his intention to retire from the Company this year. Mr. Graham will retire as an employee effective April 16, 2018 and will remain with the Company in a consulting role for one year to assist with the transition.

Mr. Micklas, 51, was most recently the Chief Financial Officer and Chief Accounting Officer at Par Pacific Holdings, Inc., a Houston-based oil and gas exploration company, from December 2013 until April 2017. Mr. Micklas was previously the Director of Finance for the COO Office and Global LNG Business at BG Group, a British multinational oil and gas company now a unit of Royal Dutch Shell, from 2010 to 2013.

As outlined in his offer letter from the Company, Mr. Micklas will receive an annual base salary of $300,000, a maximum annual cash bonus opportunity under the Company’s Senior Management Bonus Program of 50% of base salary, subject to the attainment of certain performance goals (with a guaranteed minimum bonus for 2018 of 30% of base salary from his date of hire) and a one-time award of restricted stock units with a grant date value equal to the value of Company common stock Mr. Micklas commits to purchase with his own funds, up to a maximum of $200,000. Mr. Micklas will participate in the Company’s Stock Plan and vacation and benefit plans on the same terms as other members of senior management. Beginning January 1, 2019, Mr. Micklas will participate in a new bonus program that will provide for a maximum bonus equal to 60% of base salary, subject to the same performance measures as the CEO’s incentive plan. In addition, the CEO intends to recommend to the Compensation Committee of the Board of Directors that beginning in 2019 it award to Mr. Micklas an annual grant of time-based restricted stock units having a grant date value of $75,000 and performance-based restricted stock units having a target grant date value of $75,000 and a maximum grant date value of $112,500.

The Company has agreed that, if there is a change in control (as defined in the Company’s 2017 Stock Plan), and within two years following the change in control Mr. Micklas’ employment is terminated by the Company (or its successor) for any reason other than cause, or Mr. Micklas terminates his employment for good reason, he will be entitled to a lump sum payment equal to the sum of one year of his base salary then in effect plus the amount of his annual bonus for the most recently completed fiscal year. “Cause” and “good reason” are defined in the offer letter.

The foregoing summary of the offer letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the letter, a copy of which is attached as Exhibit 10.1. A copy of the Company’s press release announcing Mr. Micklas’ appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Index

10.1	Letter Agreement dated April 5, 2018 between the Company and Christopher M. Micklas
99.1	Press Release of Houston Wire & Cable Company dated April 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON WIRE & CABLE COMPANY

Date: April 13, 2018	By:	/s/ James L. Pokluda III
Name: James L. Pokluda III
Title: President and Chief Executive Officer